Farmer Mac Appoints Daniel L. Shaw
to Board of Directors

WASHINGTON, D.C., March 26, 2025 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation's secondary market provider that increases the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure, announced today that Daniel L. Shaw of Edgar, Nebraska has been appointed the newest member of the company’s board of directors. His appointment fills the seat of former board member Roy H. Tiarks after his passing in February 2025.

An active member of his local farming community, Mr. Shaw and his family have owned and operated Shaw Farms, LLC in Edgar, Nebraska since 1975 and operate two other local agricultural businesses. Mr. Shaw also has significant experience serving as a board member, including on Farmer Mac’s Board of Directors from December 2019 through May 2021. He has also served on the boards of other agricultural finance institutions with a national scope, serving on the board of directors of AgriBank Farm Credit Bank from 2014 to 2021 and on the board of directors of Farm Credit Services of America from 2007 to 2014. Mr. Shaw is the chair of the Edgar Township Board and studied business and economics at Nebraska Wesleyan University.

Commenting on the appointment, Board Chair Lowell L. Junkins said, “While we continue to mourn the loss of Roy, we know that Dan’s deep knowledge of agricultural production and background in risk assessment and oversight are a significant asset to the board and to the company. His extensive experience and service on other boards make him an excellent complement to our board’s strong collective knowledge base and wide range of backgrounds, skills, perspectives, and experiences related to Farmer Mac’s business that enable the board to provide effective oversight. We warmly welcome Dan back to the board.”

“My passion is to serve rural America. It is my honor and privilege to once again serve on Farmer Mac’s board to help guide the company’s efforts to fulfill such an important mission,” said Mr. Shaw. “Farmer Mac is a critical part of the nation’s financial infrastructure, and I look forward to collaborating with the other board members to serve the company in accelerating rural opportunities.”

Mr. Shaw joins four other board members elected each year by holders of Class B voting common stock (not listed on any exchange). Five other members are elected each year by holders of Class A Voting Common Stock (NYSE: AGM.A), and five are appointed by the president of the United States with the advice and consent of the United States Senate.

About Farmer Mac

Farmer Mac is driven by its mission to increase the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure. Our secondary market provides liquidity to our nation’s agricultural and infrastructure businesses, supporting a vibrant and strong rural America. We offer a wide range of solutions to help meet financial institutions’ growth, liquidity, risk management, and capital relief needs across diverse markets, including agriculture, agribusiness, broadband infrastructure, power and utilities, and renewable energy. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. Additional information about Farmer Mac is available on our website at www.farmermac.com.
CONTACT:     Jalpa Nazareth, Investor Relations
        Lisa Meyer, Media Inquiries
        (202) 872-7700

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